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                                                                    Exhibit 4.29

                                                               EXECUTION VERSION

                    SEVENTH AMENDMENT dated as of August 9, 2005 (this
               "Amendment"), to the AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT dated as of October 11, 2001 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement'"), among LAND O'LAKES, INC., a cooperative corporation organized under the laws of the State of Minnesota (the "Borrower"), the several banks and other financial institutions and entities from time to time party thereto (the "Lenders"), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the "Administrative Agent").

          A. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.

          B. The Borrower has notified the Administrative Agent that it intends to effect an initial public offering pursuant to which it will offer and sell shares of the common stock of CF Industries Holdings, Inc. ("CFI") in an underwritten offering registered with the Securities and Exchange Commission (the "CF IPO"). The Borrower currently owns approximately 38% of the Equity Interests in CF Industries, Inc., a wholly owned subsidiary of CFI, and intends to use up to the full amount of the Net Proceeds (as defined below) from the CFI IPO to finance the repurchase of its Senior Notes, Senior Second Lien Notes and/or Capital Securities or any combination thereof.

          C. The Borrower has requested that the Lenders amend certain provisions of the Credit Agreement in connection with the CFI IPO and its intended use of the Net Proceeds of the CFI IPO and certain other sales of Equity Interests of CFI as set forth herein.

          D. The Required Lenders are willing to effect such amendments on the terms and subject to the conditions of this Amendment.

          E. Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. Amendment of the Credit Agreement. Effective as of the Amendment Effective Date:

          (a) Section 1.01 of the Credit Agreement is amended to add definitions of the following terms in appropriate alphabetical order:

          'CFI' means CF Holdings Industries, Inc., a Delaware corporation, and its wholly owned subsidiary, CF Industries, an Illinois corporation, in which the Borrower owns approximately 38% of the Equity Interests.

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          'CFI IPO' means an initial public offering pursuant to which the
     Borrower will offer and sell shares of the common stock of CFI in an underwritten offering registered with the Securities and Exchange Commission.

          'CFI Residual Shares' means the Equity Interests in CFI which are required to be retained by the Borrower in connection with the CFI IPO pursuant to a lock-up agreement between the Borrower and the underwriters managing the CFI IPO, which Equity Interests the Borrower may elect to sell on a date at least 12 months after the closing date of the CFI IPO.

          'Net Proceeds' means the cash proceeds received by the Borrower from the (a) CFI IPO and (b) the sale of any CFI Residual Shares, in each case net of all reasonable fees and out-of-pocket expenses, including without limitation legal fees, accountants' fees, underwriters' fees or placement agents' fees, discounts or commissions, and other fees paid by the Borrower to third parties (other than Affiliates) in connection with the CFI IPO.

          'Seventh Amendment' means the Seventh Amendment, dated as of August 9,2005, to this Agreement.

          'Seventh Amendment Effective Date' means the date on which the Seventh Amendment became effective in accordance with Section 3 thereof.

          (b) Amendment of Subsection 6.05. Subsection 6.05 of the Credit Agreement is amended by (i) deleting the word "and" at the end of paragraph (g),
(ii) inserting the word "and" at the end of paragraph (h) and (iii) inserting a new paragraph (i) that reads in its entirety as follows:

          "(i) the sale by the Borrower of (x) the Equity Interests in CFI in connection with the CFI IPO and (y) the CFI Residual Shares;"

          (c) Amendment of Subsection 6.08(b). Subsection 6.08(b) is amended by
(i) inserting the words ", and will not" immediately following the words "The Borrower will not" in the first line of such Subsection, and (ii) (x) deleting the word "and" at the end of clause (vi), (y) deleting the period at the end of clause (vii) and replacing it with"; and" and (z) inserting a new clause (viii) that reads in its entirety as follows:

          "(viii) the Borrower may repurchase any combination of the Senior Notes, the Senior Second Lien Notes and/or the Capital Securities in an aggregate amount, including accrued and unpaid interest and any redemption premiums, not to exceed the greater of (a) $100,000,000 and (b) the Net Proceeds; provided that (x) after giving effect to any such repurchase, the aggregate principal amount of undrawn Letters of Credit and Loans outstanding under the Credit Agreement does not exceed $100,000,000 and (y) no Default exists at the time of any such repurchase."

          SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each
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of the Lenders, the Administrative Agent and the Collateral Agent that, as of the Amendment Effective Date:

          (a) This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (b) The representations and warranties set forth in Article III of the Credit Agreement are, after giving effect to this Amendment, true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they were true and correct in all material respects as of such earlier date).

          (c) No Default or Event of Default has occurred and is continuing.

          (d) After giving effect to this Amendment, the Collateral and Guarantee Requirement has been satisfied.

          SECTION 3. Effectiveness. This Amendment and the amendment of the Credit Agreement effected hereby shall become effective as of the first date (the "Amendment Effective Date") on which the following conditions have been satisfied:

          (a) The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of
(i) the Administrative Agent, (ii) the Borrower, and (iii) the Required Lenders.

          (b) The Administrative Agent shall have received a certificate of a Financial Officer to the effect that the representations and warranties set forth in Section 2 hereof are true and correct on and as of the Amendment Effective Date.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, this Amendment, and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

          (d) The Administrative Agent shall have received all fees and other amounts due from any Loan Party hereunder or under the Credit Agreement or any other Loan Document on or prior to the Amendment Effective Date and, to the extent invoiced on or prior to the Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be

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reimbursed or paid by any Loan Party hereunder or under the Credit Agreement or any other Loan Document.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date, and such notice shall be conclusive and binding.

          SECTION 4. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

          (b) On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof, "herein", or words of like import, and each reference to the Credit Agreement in any Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a "Loan Document" for all purposes of the Credit Agreement and the other Loan Documents.

          SECTION 5. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out of pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

          SECTION 6. Indemnity. It is agreed that for all purposes of Section 9.03(b) of the Credit Agreement, the execution, delivery and performance of this Amendment and the other transactions contemplated hereby shall all be deemed to be transactions contemplated by the Credit Agreement.

          SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

          SECTION 8. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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          SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.